Exhibit 99.1

Theravance Biopharma Announces Proposed Public Offering of its Ordinary Shares

Theravance Biopharma, Inc. (NASDAQ: TBPH) today announced that it intends to offer, subject to market conditions, 4,250,000 ordinary shares in an underwritten public offering.  Theravance Biopharma also intends to grant the underwriters a 30-day option to purchase up to 637,500 additional shares.  There can be no assurance as to whether the shares will be offered or whether or on what terms the offering may be completed, if at all. The shares are to be offered pursuant to a prospectus supplement to be filed as part of a shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-3.

Leerink Partners and Evercore ISI are acting as the joint book-running managers and underwriters for the proposed offering.

A shelf registration statement (including a base prospectus) relating to the shares was filed with the SEC and is effective. A preliminary prospectus supplement related to the offering has been filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 800-808-7525 ext. 6142 or by email at Syndicate@Leerink.com, or Evercore Group L.L.C., Attention:  Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, by telephone 1-888-387-3135 or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This announcement contains “forward-looking statements” such as those, among others, relating to Theravance Biopharma’s expectations regarding the completion, timing and size of the proposed public offering. These statements are subject to significant risks and uncertainties; actual results could differ materially from those projected and Theravance Biopharma cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to whether or not Theravance Biopharma will be able to raise capital through the sale of its ordinary shares, the final terms of the proposed public offering, market and other conditions, and the satisfaction of customary closing conditions related to the proposed public offering.  There can be no assurance that Theravance Biopharma will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to Theravance Biopharma and its business can be found in the “Risk Factors” section of Theravance Biopharma’s Form 10-K, filed with the SEC on March 11, 2016, and in the preliminary prospectus supplement relating to the proposed offering filed with the SEC on April 27, 2016. Theravance Biopharma undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Theravance Biopharma’s expectations.